EXHIBIT 10.2

RELEASE AGREEMENT

This Release Agreement (the “Agreement”), made and entered into this 1st day of June, 2009 by and between Cyberonics, Inc., a Delaware corporation, having its principle place of business at 100 Cyberonics Blvd., Houston TX  77058 (the "Company") and George E. Parker, III (the "Individual").

WHEREAS, Individual was previously employed by Company; and

WHEREAS, such employment ended as of the close of business June 1, 2009; and

WHEREAS, Company is willing to provide Individual with certain consideration to which Individual is not otherwise entitled in exchange for a release from Individual;

NOW, THEREFORE, in consideration of (a) a lump sum payment of $360,000.00; and (b) the payment by Company of the monthly premiums due for the continuation of medical, dental and vision benefits under the Company’s plans through the earlier of (i) March 1, 2010, or (ii) the date upon which Individual is employed by an alternate employer, the parties agree as follows:

1. Termination of Employment.  Individual and Company acknowledge that Individual's employment by Company was terminated as of the close of business June 1, 2009.

2.   Release. Individual, individually and on behalf of Individual’s heirs, executors, administrators, successors and assigns, hereby fully and finally RELEASES, ACQUITS and FOREVER DISCHARGES the Company and its officers, directors, shareholders, subsidiaries and other affiliates, predecessors and successors in interest, agents and representatives, employees and insurers from all claims, demands, liability and causes of action of whatsoever nature, whether in contract or tort, whether pursuant to statute or common law including, but not limited to, the Title VII Discrimination in Employment Act, the Americans With Disabilities Act and the Age Discrimination in Employment Act, all as amended, and any other applicable federal or state statutes arising out of or pertaining to Individual’s employment with the Company and any of its predecessors or affiliates and that certain Employment Agreement dated July 14, 2003 between Individual and Company, as amended (the “Employment Agreement”).

3.  Covenants Not to Sue.  Individual agrees and covenants not to sue or prosecute any claim that might now or ever be asserted arising out of or pertaining to Individual’s employment with the Company and any of its predecessors or affiliates.

4.  Indemnification. Individual, individually and on behalf of Individual’s heirs, executors, administrators, successors and assigns, hereby INDEMNIFIES and HOLDS HARMLESS the Company, and its officers, directors, agents, employees, representatives and insurers to save and indemnify it/them (1) for and from Individual's breach of this Agreement’s Release, Covenant Not to Sue or Confidential Information provisions (2) for and from any further claims, liability, costs or expenses arising out of or pertaining to Individual’s employment.

5.  Confidential Information. Individual reaffirms the obligations under that certain Confidentiality Agreement executed at or immediately prior to the beginning of his/her employment with the Company and acknowledges that those obligations survive the termination of such employment.  The parties agree to keep completely confidential the existence of the Agreement, as well as all of the terms or amounts set forth in the Agreement, and neither party will hereafter disclose any terms or information concerning the Agreement to any other person, other than accountants, tax advisors, or attorneys, except as may be required by law.  The parties further agree that in the event the party makes a disclosure as permitted by the Agreement to an accountant, tax advisor, or attorney, such party will advise such persons of the existence of this confidentiality clause and of their obligation to abide by it. Further, Individual agrees to refrain from making disparaging comments of any kind regarding the Company or its employees to any third party including, but not limited to, any employee, representative, customer or business affiliate of the Company (“Third Party”) and will refrain from contacting any Third Party to the extent that said contact is or could be disruptive to the Company.

6.  Conditions.  Payment of the consideration outlined above shall at all times be conditioned upon:  (a) Individual returning all Company-owned property to the Company (including, but not limited to, corporate credit cards, computer equipment, telephone/Blackberry, product samples, trunk stock, and Company literature or materials); (b) Individual executing and returning this Agreement to the Company; and (c) expiration of the revocation period set forth below.

7.  Compliance Questionnaire.  Individual acknowledges receipt of Company’s Exit Questionnaire and will undertake to promptly complete and return the questionnaire to the Company.

8.  Miscellaneous.  Individual understands that Individual has the right to, and has been advised to, consult with an attorney prior to signing. Individual further understands that Individual has twenty-one (21) days to consider this Agreement prior to signing.  Individual understands that Individual may revoke this Agreement within seven (7) days of its execution.  This Agreement shall not become effective or enforceable until the Conditions are met and the consideration had been paid.

9.  Complete Agreement.  The parties agrees that this Agreement contains the full and final expression of their agreement with respect to the matters contained herein and acknowledges that no other promises have been made that are not set forth in this Agreement.

10.  Non-Solicitation.   Individual acknowledges that he has been provided confidential information about the employees and consultants of Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation, benefits and relationships with customers of Company and its subsidiaries and affiliates and acknowledges that such information is not generally known, is of substantial value to Company and its subsidiaries and affiliates in developing this business and in securing and retaining customer, and was acquired by Individual because of his business position with Company and its subsidiaries and affiliates.  In consideration of the benefits provided under this Agreement, Individual agrees that, for a period of one (1) year following June 1, 2009 (the “Restricted Period”), Individual will not, directly or indirectly, solicit or recruit any employee or consultant of Company or its subsidiaries and affiliates and he will not convey any such confidential information about employees or consultants of Company and its subsidiaries and affiliates to any other person.  In view of the nature of Individual’s employment with Company, Individual agrees that Company and its subsidiaries and affiliates would be irreparably harmed by any solicitation or recruitment in violation of the terms of this Section 10 and the Company and its subsidiaries and affiliates shall therefore be entitled to preliminary and/or permanent injunction prohibiting Individual from engaging in any activity or threatened activity in violation of the terms of this Section 10 and to any other relief available to Company under law or equity.

11. Non-Competition.  (a)  In consideration of the benefits provided under this Agreement, Individual agrees that, for the Restricted Period, he shall not own an interest in, manage, operate, own, control, lend money or render financial or other assistance to or participate in or be connected with as an officer, director, employee, partner, stockholder, consultant or otherwise, any person or entity which competes with Company in the field of neurostimulation or are in any matter covered by a Company patent; provided, however, that this restriction shall apply only to those areas where Company is actually conducting business or actively working on as of June 1, 2009.

(b)  Individual has carefully read and considered this Section 11 and, having done so, agrees that the restrictions set forth in Section 11 (including the period of restriction, scope of activities to be restricted and the geographical scope) are fair and reasonable and are reasonably required to protect the interest of Company, its subsidiaries and affiliates and their respective officers, directors, employees, creditors and shareholders.  Individual understands that the restrictions contained in Section 11 may limit his ability to engage in businesses similar to Company’s business, but acknowledges that he will receive sufficient consideration from Company under the Agreement to justify such restriction.

(c)  In the event that any of this Section 11 shall be declared by a court of competent jurisdiction to be unreasonable or unenforceable, the provision (or portion thereof) that has been so declared shall become and thereafter be the provision deemed reasonable and enforceable by the court.

(d)  Individual agrees that Company and its subsidiaries and affiliates would be irreparably harmed by any activities in violation of the terms of this Section 11 and the Company and its subsidiaries and affiliates shall therefore be entitled to preliminary and/or permanent injunction prohibiting Individual from engaging in any activity or threatened activity in violation of the terms of this Section 11 and to any other relief available to Company under law or equity.

12.  Restricted Period.  It is specifically agreed that the Restricted Period shall be computed by excluding from such computation any time which Individual is found, by a court of competent jurisdiction, to be in violation of the obligations imposed during such Restricted Period.

13. Cancellation of Employment Agreement. Except for the provisions of Sections 8(A) – (E) of the Employment Agreement which shall survive cancellation, expiration or termination for the period set forth in the sections or, if no such period is specified in the Employment Agreement, for a period of ten (10) years, the Employment Agreement is hereby deemed cancelled in its entirety.

IN WITNESS WHEREOF, the undersigned have executed this Agreement voluntarily and of their own free will as of the date first written above.

/s/ GEORGE E. PARKER III
George E. Parker III
Date: June 1, 2009

/s/ DANIEL J. MOORE
Cyberonics, Inc.
By: Daniel J. Moore
Title: President and Chief Executive Officer